INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Registration Statement of SVC Financial Services, Inc. on Form SB-2 of our report dated October 18, 2005, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audits of the consolidated financial statements of SVC Financial Services, Inc. as of September 30, 2005 and for the years ended September 30, 2005 and 2004, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.

/s/ Pohl, McNabola Berg & Company

Pohl, McNabola, Berg & Company, LLP
San Francisco, California
February 28, 2006